Exhibit 2.1

STOCK PURCHASE AGREEMENT

AMONG

BEA SYSTEMS, INC.,

AND

XQRL, INC.,

FABIO RICCARDI,

DANIELA FLORESCU,

DONALD KOSSMANN

AND

INTERNET TV TRANSACTION A.G.

Dated as of December 23, 2002

ii

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”) dated as of December 23, 2002, is entered into by and among BEA Systems, Inc., a Delaware corporation (the “Buyer”), XQRL, Inc., a Delaware corporation (the “Company”), and Fabio Riccardi (“Riccardi”), Daniela Florescu (“Florescu”) and Donald Kossmann, individually, and together with Internet TV Transaction A.G., in its capacity as holder of Donald Kossmann’s equity interest in the Company (“Kossmann”) (individually, each of Riccardi, Florescu and Kossmann a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H :

WHEREAS, the Stockholders own all of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), with each Stockholder owning the number of Shares set forth, opposite each Stockholder’s name in column B of Schedule 1;

WHEREAS, the Buyer is willing to buy from the Stockholders and the Stockholders are willing to sell to the Buyers the Shares at Closing on the terms and conditions and in reliance on the representations and warranties and mutual covenants herein set forth;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:

SECTION I

DEFINITIONS

The following terms, as used herein, have the following meanings:

“Agreement” shall mean this Stock Purchase Agreement (including the Company Disclosure Schedule, the Stockholder Disclosure Schedule and all Exhibits), as it may be amended from time to time.

“Buyer” shall have the meaning specified in the first paragraph of the Agreement.

“Claims Notice” shall have the meaning specified in Section 6.03 herein.

“Closing” shall have the meaning specified in Section 2.04 herein.

“Closing Date” shall have the meaning specified in Section 2.04 herein.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning specified in the first paragraph of the Agreement.

“Company Common Stock” shall mean the common stock of the Company, par value $0.0001 per Share.

“Company Contract” shall mean any Contract:

(a)    to which the Company is a party;

(b)    by which the Company or any of its assets is or, to the Company’s knowledge, may become bound or under which the Company has, or, to the Company’s knowledge, may become subject to, any obligation; or

(c)    under which the Company has or may acquire any right or interest.

“Company Disclosure Schedule” shall have the meaning specified in Section 3 herein.

“Company Preferred Stock” shall mean the preferred stock of the Company, par value $0.0001 per share.

“Company Returns” shall have the meaning specified in Section 3.15(b) of the Agreement.

“Company Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean, with respect to any Person, any legally binding written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits.

“Damages” shall have the meaning specified in Section 6.01 herein.

“Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

“Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, licensee, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Entity” shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that is, was or would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Excess Balance Sheet Funds” shall mean any funds in excess of the Cash, net of any outstanding debt, liabilities or other obligations as of the Closing Date.

“Financial Statements” shall have the meaning specified in Section 3.05 herein.

“First Anniversary” shall mean the one-year anniversary of the Closing Date.

“First Retention Bonus” shall have the meaning specified in Section 2.03(a) herein.

“GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis across all periods presented.

“Governmental Authorization” shall mean any:

(a)    permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise delivered by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

(b)    right under any Contract with any Governmental Body.

“Governmental Body” shall mean any:

(a)    nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(b)    federal, state, local, municipal, foreign or other government;

(c)    governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

(d)    multinational organization or body; or

(e)    individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Hazardous Material” shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and “source,” “special nuclear,” and “by-product” material as defined in the Atomic Energy Act of 1954, 42 U.S.C. §§ 2011 et seq.

“Indemnity Fund” shall have the meaning specified in Section 6.01 herein.

“Indemnifying Parties” shall have the meaning specified in Section 6.01 herein.

“ITVT” shall mean Internet TV Transaction A.G., in its capacity as holder of Donald Kossmann’s equity interest in the Company.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Material Adverse Effect” shall mean any material adverse change in the Company’s business, condition, assets, liabilities, operations, financial performance or results of operations, taken as a whole, and no event has occurred that likely would have a material adverse effect on the Company’s business, condition, assets, liabilities, operations, financial performance or results of operations, taken as a whole; provided, however, that any adverse change arising from or attributable or relating to (i) this Agreement or the Transactions or the announcement thereof, or (ii) conditions affecting the industry or industry sector in which the Company participates or the U.S. economy as a whole shall be excluded from the determination of whether a Material Adverse Effect has occurred.

“Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

“Order” shall mean any:

(a)    order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

(b)    Contract with any Governmental Body that is entered into in connection with any Proceeding.

“Ordinary Course of Business” An action taken by or on behalf of the Company shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a)    such type of action is recurring in nature, consistent with the Company’s past practices and taken in the ordinary course of the Company’s normal day to day operations; and

(b)    such action is not required to be authorized by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors and does not require any other separate or special authorization of any nature.

“Person” shall mean any individual, Entity or Governmental Body.

“Plans” shall have the meaning specified in Section 3.17(a) herein.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

“Proprietary Asset” shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right, but in each case excluding (i) commercially readily available products such as “off the shelf” computer software or hardware products, and (ii) any proprietary computer software of the Buyer.

“Proprietary Information and Inventions Agreement” shall have the meaning specified in Section 3.11(d) herein.

“Purchase Price” shall have the meaning specified in Section 2.02 herein.

Each of the following shall be deemed to be a “Related Party”:

(a)    each individual who is, or who has at any time been, an officer of the Company or a predecessor thereto;

(b)    each child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law of each of the individuals referred to in clause “(a)” above, including adoptive relationships;

(c)    any Entity (other than the Company) in which any one of the Persons referred to in clauses “(a)” or “(b)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Retention Bonuses” shall have the meaning specified in Section 2.03(b) herein.

“SEC” shall mean the Securities and Exchange Commission.

“Second Anniversary” shall mean the second-year anniversary of the Closing Date.

“Second Retention Bonus” shall have the meaning specified in Sections 2.03(b) herein.

“Secretary’s Certificate” shall have the meaning specified in Section 2.05 herein.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shares” shall have the meaning specified in the Recitals herein.

“Stockholder” or “Stockholders” shall have the meaning specified in the first paragraph of the Agreement.

“Stockholders Agreement” shall mean the Stockholders Agreement dated as of December 21, 2001, by and among the Company and the stockholders listed on Schedules A and B thereto.

“Stockholders Disclosure Schedule” shall have the meaning specified in Section 4 herein.

“Stock Purchase” shall have the meaning specified in Section 2.01 herein.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” shall have the meaning specified in Section 2.01 herein.

“Transactional Agreements” shall mean:

(a)    the Agreement;

(b)    the Employment Agreements; and

(c)    the Consulting Agreement.

“Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements and the performance by the Company, the Buyer, the Stockholders, and the other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

“Unaudited Interim Balance Sheet” shall have the meaning specified in Section 3.05(a)(ii) herein.

SECTION II

PURCHASE AND SALE OF THE SHARES

Section 2.01     Purchase and Sale.  Upon the basis of the representations and warranties herein contained and on the terms and subject to the conditions of this Agreement, on the Closing Date and effective as of the Closing each Stockholder shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase from each Stockholder, that number of Shares, each as set forth opposite the name of such Stockholder in column B of Schedule 1 hereto, free and clear of all Encumbrances, in exchange for the Purchase Price (as defined below)(the “Stock Purchase”).

Section 2.02     Purchase Price.  The aggregate purchase price for the Shares shall be $2,215,001 (the “Purchase Price”), payable as follows:

(a)    Cash in the amount of $571,667, payable in immediately available funds by wire transfer at the Closing to Riccardi at a bank account designated by Riccardi, to be notified in writing or email to Buyer reasonably in advance (the “Riccardi Cash”);

(b)    Cash in the amount of $571,667, payable in immediately available funds by wire transfer at the Closing to Florescu at a bank account designated by Florescu, to be notified in writing or email to Buyer reasonably in advance (the “Florescu Cash”); and

(c)    Cash in the aggregate amount of $1,071,667 to ITVT, subject to the terms and conditions as follows:

(i)    $571,667, payable in immediately available funds by wire transfer at the Closing to ITVT at a bank account designated by ITVT, to be notified in writing or email to Buyer reasonably in advance (the “ITVT Closing Cash, together with the Riccardi Cash and the Florescu Cash, the “Closing Cash”).

(ii)    $250,000, payable in immediately available funds by wire transfer at the Closing (the “First Additional Payment”) to ITVT at a bank account designated by ITVT, to be notified in writing or email to Buyer reasonably in advance. The First Additional Payment shall be conditioned upon the continuous retention of ITVT as a consultant to the Buyer in accordance with the terms and conditions of the Consulting Agreement in the form attached hereto as Exhibit B (and Donald Kossmann as its Designated Representative (as such term is defined in the Consulting Agreement)) until the First Anniversary, and shall be subject to refund by ITVT (or Donald Kossmann) to Buyer on a pro rata basis (calculated monthly) should the Consulting Period (as such term is defined in the Consulting Agreement) terminate for any reason other than by the Buyer without Cause (as such term is defined in the Consulting Agreement) prior to the First Anniversary. If the Buyer terminates the Consulting Period without Cause prior to the First Anniversary, neither ITVT nor Donald Kossmann shall have any obligation to refund to the Buyer any portion of the First Additional Payment, and the Buyer shall pay the Second Additional Payment described below in subparagraph (iii) hereof on the date of such termination, provided Consultant (as such term is defined in the Consulting Agreement) and Donald Kossmann execute a general release in a commercially customary form prescribed by the Buyer, which releases and discharges all known and unknown claims that Consultant and Donald Kossmann may have against the Buyer or persons affiliated with the Buyer, and a covenant not to sue or prosecute any legal action or proceeding based upon such claims.

(iii)    If the Consulting Period has not terminated prior to the First Anniversary, $250,000, payable in immediately available funds by wire transfer on the First Anniversary (or, if such date falls on a Saturday, Sunday or other bank holiday, the first business day thereafter) (the “Second Additional Payment,” and together with the First Additional Payment, the “Additional Payments”) to ITVT at a bank account designated by ITVT, to be notified in writing or email to Buyer reasonably in advance. The Second Additional Payment shall be conditioned upon (i) the continuous retention of ITVT as a consultant with the Buyer in accordance with the terms and conditions of the Consulting Agreement (and Donald Kossmann as its Designated Representative) until the Second Anniversary, and shall be subject to refund by ITVT (or Donald Kossmann) to Buyer on a pro rata basis (calculated monthly) should the Consulting Period terminate for any reason other than by the Buyer without Cause prior to the Second Anniversary, and (ii) a right of setoff against ITVT (or Donald Kossmann) in favor of the Buyer for any amount due pursuant to any claim for indemnification or payment of Damages to which Buyer may be entitled under Section VI of this Agreement.

(iv)    Notwithstanding anything to the contrary in Section 6.01 hereof, the obligations of ITVT and Donald Kossmann to refund any portion of the Additional Payments to Buyer, or the Buyer’s right to seek such refund from ITVT (or Donald Kossmann) shall not be subject to the indemnification provisions of Section VI of this Agreement.

Section 2.03     Retention Bonuses.  Concurrently with the consummation of the Stock Purchase, the Buyer shall enter into Employment Agreements in the form attached hereto as Exhibit A with each of Riccardi and Florescu, which Employment Agreements will provide for, among other things:

(a)    A retention bonus of $250,000 payable to each of Riccardi and Florescu (the “First Bonus”); provided, however, that the First Bonus shall be: conditioned upon the continuous employment of each of Riccardi or Florescu, as the case may be, by Buyer for a twelve (12) month period following the Employment Commencement Date (as such term is defined in the Employment Agreement), and shall be subject to refund to Buyer on a pro rata basis (calculated monthly) payable by each of Riccardi or Florescu, as the case may be, if their employment with the Buyer is terminated for any reason prior to such date, but subject to the exceptions provided in Section 3(b)(1) of the Employment Agreement. The First Bonus shall be paid to each of Riccardi and Florescu with his or her first paycheck, in accordance with the terms of the Employment Agreement.

(b)    If still employed by the Company on the first anniversary of the Employment Commencement Date, an additional retention bonus of $250,000, payable to each of Riccardi and Florescu (the “Second Bonus”, and together with the First Bonus, the “Retention Bonuses”); provided, however, that the Second Bonus shall be: (i) conditioned upon the continuous employment of each of Riccardi or Florescu, as the case may be, by Buyer for a twelve (12) month period following the one-year anniversary of the Employment Commencement Date, and shall be subject to refund to Buyer on a pro rata basis (calculated monthly) payable by each of Riccardi or Florescu, as the case may be, if their employment with the Buyer is terminated for any reason prior to such date, but subject to the exceptions provided in Section 3(b)(2) of the Employment Agreement; and (ii) subject to a right of setoff in favor of the Buyer for any amount due pursuant to any claim for indemnification or payment of Damages to which Buyer may be entitled under Section VI of this Agreement. The Second Bonus shall be paid to each of Riccardi and Florescu with his or her first paycheck following the first anniversary of the Employment Commencement Date, in accordance with the terms of the Employment Agreement.

(c)    Notwithstanding anything to the contrary in Section 6.01 hereof, the obligations of Riccardi and Florescu to refund any portion of the Retention Bonuses to Buyer, or the Buyer’s right to seek such refund from Riccardi and Florescu shall not be subject to the indemnification provisions of Section VI of this Agreement.

Section 2.04     Closing.  The consummation of the Transactions hereof (the “Closing) shall occur on the date hereof at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, CA 94304 or at such other place or on such date as the Buyer and Stockholders may mutually agree upon in writing (such date being called the “Closing Date”).

Section 2.05     Closing Deliveries.  At the Closing, on the terms and subject to the conditions set forth herein and in reliance on the representations, warranties, covenants and other agreements set forth herein, the parties to this Agreement shall deliver the following:

(a)    Buyer shall deliver to the Company and the Stockholders the following documents:

(i)    the Closing Cash;

(ii)    a copy of this Agreement, duly and validly executed by an authorized officer of the Buyer;

(iii)    a copy of the Employment Agreement for Riccardi, duly and validly executed by an authorized officer of the Buyer;

(iv)    a copy of the Employment Agreement for Florescu, duly and validly executed by an authorized officer of the Buyer;

(v)    a copy of the Consulting Agreement with ITVT and Donald Kossmann as its Designated Representative, duly and validly executed by an authorized officer of the Buyer; and

(vi)    such other agreements, instruments, certificates and other documents as may be reasonably necessary or appropriate to effectuate completely the transactions contemplated hereby and each of the Transactional Agreements.

(b)    Each Stockholder shall deliver to the Buyer the following documents:

(i)    a certificate or certificates, registered in the name of such Stockholder, as set forth on Schedule 1 hereto, representing that number of Shares to be sold by each such Stockholder to the Buyer hereunder, and duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer;

(ii)    a copy of this Agreement, duly and validly executed by each such Stockholder;

(iii)    a copy of the countersigned Employment Agreement for Riccardi duly and validly executed by Riccardi;

(iv)    a copy of the countersigned Employment Agreement for Florescu duly and validly executed by Florescu;

(v)    a copy of the countersigned Consulting Agreement for ITVT, duly and validly executed by ITVT and Donald Kossmann as its Designated Representative; and

(vi)    such other agreements, instruments, certificates and other documents as may be reasonably necessary or appropriate to effectuate completely the transactions contemplated hereby and each of the Transactional Agreements.

(c)    The Company shall deliver to the Buyer and the Stockholders the following documents:

(i)    a copy of this Agreement, duly and validly executed by an authorized officer of the Company;

(ii)    a secretary’s certificate, in the form attached hereto as Exhibit C, duly executed by the secretary of the Company (the “Secretary’s Certificate”); and

(iii)    such other agreements, instruments, certificates and other documents as may be reasonably necessary or appropriate to effectuate completely the transactions contemplated hereby and each of the Transactional Agreements.

Section 2.06     Further Assurances.  At any time and from time to time after the Closing Date, at the request of the Buyer and without further consideration, each Stockholder (and, as and to the extent necessary or appropriate, the Company or its officers) will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign the title to the Shares to the Buyer, and to otherwise confirm the Buyer’s title to the Shares.

Section 2.07     Consummation of Closing.  All acts, deliveries and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery or confirmation of the Closing and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred.

SECTION III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE STOCKHOLDERS

Except as specifically set forth in the disclosure schedule delivered by the Company to Buyer at or prior to the execution of this Agreement (the “Company Disclosure Schedule”), the parts of which are numbered to correspond to the Section numbers of this Agreement, the Company and the Stockholders jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

Section 3.01     Corporate Existence and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and; (ii) to own and use its assets in the manner in which its assets are currently owned and used; (iii) to perform its obligations under all Company Contracts; and (iv) to enter into and perform all of its obligations under the Transactional Agreements to which it is a party. The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or name other than the name set forth in its certificate of incorporation, as amended. The Company is duly qualified and in good standing (as appropriate) as a foreign corporation in each of the jurisdictions in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify and be in good standing would not have a Material Adverse Effect. Other than the state of its incorporation, the state of California and the country of Germany, the Company does not have an office or a paid representative (employee or consultant) and does not own or lease property and is not qualified to do business in any other jurisdiction. Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company’s business or affairs. The Company has no subsidiaries, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity.

Section 3.02     Corporate Authorization and Authority.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Company, its board of directors, and the stockholders of the Company. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally; and (ii) general principles of equity.

Section 3.03     Certificate of Incorporation and Bylaws; Records.   The Company has delivered to the Buyer accurate and complete copies of: (i) the Company’s certificate of incorporation and bylaws, including all amendments thereto; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, and any predecessor thereto, and the board of directors of the Company, and any predecessor thereto. There have been no meetings or other proceedings of the stockholders, or any predecessor thereto, or the board of directors of the Company, or any predecessor thereto, that are not reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company’s certificate of incorporation or bylaws or of any resolution adopted by the stockholders or the Company’s board of directors (unless such resolution was later amended or superseded), and to the knowledge of the Company no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation. The minute books of the Company (copies of which have been provided to the Buyer) are accurate, up to date and complete in all material respects.

Section 3.04     Capitalization; Ownership of Stock.  As of the date of this Agreement and as of the Closing, the authorized capital stock of the Company consists of two million (2,000,000) shares of Company Common Stock and eight hundred thousand (800,000) shares of Company Preferred Stock, of which four hundred thousand (400,000) shares are designated Series A Preferred Stock. As of the date of this Agreement, the issued and outstanding capital of the Company consists of (i) 600,000 shares of Company Common Stock and (ii) 400,000 shares of Series A Preferred Stock. There are no options, warrants or other rights to purchase Company Stock outstanding, except for the call option as set forth in the Stockholder Agreement. All of such Company Stock are owned of record by the Company’s stockholders, free and clear of any Encumbrances imposed by the Company. All of the shares of Company Stock currently outstanding (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements. Except as set forth in the Stockholders Agreement, there is no (i) outstanding preemptive right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that likely would directly or indirectly give rise to or provide a basis for any Person being entitled to acquire or receive any shares of capital stock or other securities of the Company. Since its inception the Company has neither repurchased, redeemed or otherwise reacquired, and has not agreed, committed or offered (in writing or otherwise) to reacquire, any shares of capital stock or other securities.

Section 3.05     Financial Statements.

(a)    The Company has delivered to the Buyer the unaudited balance sheet of the Company as of September 30, 2002 (the “Unaudited Interim Balance Sheet”), and the related statements of operations, changes in stockholders’ equity and fund balance and cash flows of the Company for the nine months then ended, together with the notes thereto (collectively, the “Financial Statements”) which are attached hereto as Exhibit D.

(b)    All of the Financial Statements are accurate and complete in all material respects. The Financial Statements are in accordance with the books and records of the Company, present fairly the financial position of the Company as of the respective dates thereof and the results of operations and, with respect to the unaudited Financial Statements, changes in stockholders’ equity and fund balance and cash flows of the Company for the respective periods covered thereby, and have been prepared in conformity with GAAP, subject, in the case of the unaudited financial statements, to normal recurring year-end adjustments, the effect of which will not be material and the absence of notes and statements of cash flows and changes in stockholders’ equity.

(c)    At the date of the Unaudited Interim Balance Sheet, (i) the Company had no Liabilities of any nature required by GAAP to be provided for in such Unaudited Interim Balance Sheet which were not provided for, and (ii) all reserves established by the Company and set forth in the Unaudited Interim Balance Sheet were adequate in all material respects for the purposes for which they were established.

(d)    The Company has no Liabilities in excess of $10,000 individually or $25,000 in the aggregate, except for (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable incurred and accrued by the Company in the Ordinary Course of Business since the date of the Unaudited Interim Balance Sheet; and (iii) fees and expenses associated with the transactions contemplated hereby.

Section 3.06     Absence of Changes.  Since September 30, 2002:

(a)    there has not been a Material Adverse Effect;

(b)    there has not been any material loss, damage or destruction to any of the Company’s assets whether or not covered by insurance;

(c)    the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, including without limitation any repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

(d)    the Company has not sold or otherwise issued any shares of capital stock or any other securities;

(e)    the Company has not amended its certificate of incorporation or bylaws and has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f)    the Company has not purchased or otherwise acquired any asset from any other Person, except for assets acquired by the Company in the Ordinary Course of Business;

(g)    the Company has not leased or licensed any asset from any other Person except for assets leased or licensed in the Ordinary Course of Business;

(h)    the Company has not made any individual capital expenditure, measured by invoice amount, in excess of $10,000;

(i)    the Company has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for software licenses entered into by the Company in the Ordinary Course of Business;

(j)    the Company has not written off as uncollectible, or established any reserve with respect to, any account receivable or other indebtedness;

(k)    the Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for such pledges or hypothecations made, or Encumbrances incurred, in the Ordinary Course of Business and not exceeding in the aggregate $10,000;

(l)    the Company has not made any loan or advance to any other Person, including without limitation, any Stockholder (excluding routine advances to employees and consultants for expenses not exceeding $1,000 in any individual case or $10,000 in the aggregate);

(m)    the Company has not (i) established or adopted any Plan or (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than salary increases for non-officer employees in the Ordinary Course of Business and consistent with the Company’s review and compensation practices then in force and the Company has not adopted any review or compensation policies;

(n)    the Company has not entered into, and to the Company’s knowledge, neither the Company nor any of the assets owned or used by the Company has become bound by, any Contract, except in the Ordinary Course of Business;

(o)    no Contract by which the Company or, to the Company’s knowledge, any of the assets owned or used by the Company is or was bound, or under which the Company has or had any rights or interest, has been amended or terminated, except in the Ordinary Course of Business;

(p)    there has been no borrowing or agreement to borrow by the Company or change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise or grant of a mortgage or security interest in any property of the Company (other than endorsements of checks and indemnities and warranties entered into in the Ordinary Course of Business), and the Company has not incurred, assumed or otherwise become subject to any Liabilities, other than Liabilities incurred by the Company in the Ordinary Course of Business;

(q)    the Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except any that (i) are reflected as current liabilities in the Unaudited Interim Balance Sheet or have been incurred by the Company since the date thereof in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

(r)    the Company has not forgiven any debt or otherwise released or waived any right or claim;

(s)    the Company has not changed any of its methods of accounting or accounting practices in any respect (except as required by GAAP);

(t)    the Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and

(u)    the Company has not agreed or committed (in writing or otherwise) to take any of the actions referred to in clauses (c) through (t) above.

Section 3.07     Title to Assets; Equipment; Real Property, Leases.

(a)    The Company owns, and has good, valid and marketable title to (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets acquired by the Company since the date of the Unaudited Interim Balance Sheet; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company. All of said assets are owned by the Company free and clear of any Encumbrances, except liens for current taxes and assessments not delinquent and minor Encumbrances that have arisen in the Ordinary Course of Business that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

(b)    Section 3.07(b) of the Company Disclosure Schedule identifies all equipment, furniture, fixtures, improvements and other tangible assets owned by or leased to the Company with a value of more than $1,000.

(c)    To the knowledge of the Company, each asset identified in Section 3.07(b) of the Company Disclosure Schedule (i) is free of defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); (ii) complies in all respects, and is being operated and otherwise used in full compliance, with all applicable Legal Requirements; and (iii) is adequate in all respects for the uses to which it is being put.

(d)    The Company does not own or lease any real property or any interest in real property.

(e)    Section 3.07(e) of the Company Disclosure Schedule identifies all tangible personal property assets that are being leased or licensed to the Company with respect to which annual lease or license payments exceed $10,000.

(f)    All leases pursuant to which the Company leases personal property are valid and effective in accordance with their respective terms and, to the Company’s knowledge, there exists no default thereunder or occurrence or condition (other than the passage of time) which could result in a default by the Company thereunder or termination thereof.

Section 3.08     Bank Accounts.  Section 3.08 of the Company Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

(a)    the name and location of the institution at which such account is maintained;

(b)    the name in which such account is maintained and the account number of such account;

(c)    a description of such account and the purpose for which such account is used;

(d)    the balance in such account as of September 30, 2002; and

(e)    the names of all individuals authorized to draw on or make withdrawals from such account.

There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.

As of the date hereof, the total amount of funds remaining in the Company’s bank accounts, after payment of all outstanding debts and liabilities (including without limitation, all fees and expenses related to services rendered to or transactions entered into by the Company prior to and including the Closing Date, and otherwise in connection with the Closing), is $245,000, which amount includes the bonus payments to be paid pursuant to Section 3.17 of the Company Disclosure Schedule. The legal fees and expenses owed by the Company do not exceed $95,000.

Section 3.09     Receivables; Customers.  The Company had no accounts receivable as of September 30, 2002, and since its inception, the Company has had no customers other than the Buyer as of the date hereof.

Section 3.10     Accounts Payable.  The Company has no accounts payable, and no long term debt outstanding as of the date hereof.

Section 3.11     Proprietary Assets.

(a)    Section 3.11(a) of the Company Disclosure Schedule sets forth each of the following Proprietary Assets owned by or licensed to the Company or otherwise used in connection with the Company’s business: all United States and foreign (i) patent and patent applications; (ii) registered trademarks and trademark applications; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) any other such Proprietary Asset that is the subject of an application to, or certificate or registration issued by, any state, government or other public legal authority, except commercially available software subject to a shrinkwrap license.

(b)    All material designs, drawings, specifications, schematics, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the Proprietary Assets of the Company at any stage of their development were written, developed and created solely and exclusively by employees of the Company without violation of any proprietary information, confidentiality, employment or similar agreement entered into by such employee with any third party and without the assistance of any third party or entity, or were created by third parties who assigned ownership of their rights to the Company by means of valid and enforceable consultant confidentiality and invention assignment agreements, true and complete copies of which have been delivered to the Buyer. The Company has taken reasonable measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset that is owned by or licensed to the Company or that is otherwise used in connection with the Company’s business.

(c)    The Company has not granted any third party any right to manufacture, reproduce, license, use, distribute, market or exploit any of its Proprietary Assets or any adaptations, translations, or derivative works based on the Proprietary Assets or any portion thereof. No Company Proprietary Asset is a “derivative work” of any original work currently owned by a third party as the term “derivative work” is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

(d)    All current and former employees and consultants of the Company have executed a Proprietary Information and Inventions Agreement substantially in the form attached as Exhibit E. Such agreements constitute valid and binding obligations of the Company and such person, enforceable in accordance with their respective terms. To the knowledge of the Company, no such employee is in violation thereof. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any Company employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information identified in Section 3.11(d) of the Company Disclosure Schedule, which have been assigned to the Company.

(e)        None of the Proprietary Assets owned or used by the Company violate or infringe or, if used in the Company’s business as currently proposed to be conducted as of the date hereof, would violate or infringe, any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others. The Company is not infringing and has not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Proprietary Asset owned or used by any other Person. To the Company’s knowledge, no Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by the Company. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation or other conflict with respect to any Proprietary Asset.

(f)        There are no royalties, honoraria, fees or other payments payable by the Company to any Person by reason of the ownership, use, license, sale or disposition of any Proprietary Asset of the Company.

(g)        The Proprietary Assets owned by or licensed to the Company include all Proprietary Assets necessary to conduct the Company’s business to the same extent and in the same manner as currently conducted. Such ownership or right to use, and to license others to use, are free and clear of, and without liability under, all claims and right of third parties (other than the licensor, and, to the Company’s knowledge, any claims and rights of third parties against such licensors).

(h)        To the Company’s knowledge and the knowledge of the Stockholders, all proprietary software developed by the Company and currently sold, licensed or otherwise used by the Company in its business is free from significant, material programming errors that materially adversely affect a core functionality of the applicable software, operates in substantial conformity with its user documentation and other descriptions and standards applicable thereto provided by the Company, and does not contain any virus, timer, clock, counter, or other limiting design, instruction or routine, that would, without the user’s knowledge and consent, erase data or programming code or cause such software to become inoperable or otherwise incapable of being used in the full manner for which it was designed and created.

Section 3.12       Contracts.

(a)        Section 3.12(a) of the Company Disclosure Schedule lists each of the following Company Contracts:

(i)          any Company Contract or series of related Company Contracts requiring in the aggregate payments after the date hereof by or to the Company of more than $10,000;

(ii)         any Company Contract with or for the benefit of any current or former officer, director, stockholder, employee or consultant of the Company or, to the Company’s knowledge, a relative of any of the foregoing;

(iii)        any Company Contract with any labor union or association representing any employee of the Company;

(iv)        any Company Contract for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate the Company to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

(v)        any Company Contract for sale of any of the assets or properties of the Company other than in the Ordinary Course of Business or for the grant to any Person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties;

(vi)       any agreement of surety, guarantee or indemnification, other than agreements in the Ordinary Course of Business with respect to obligations in an aggregate amount not in excess of $50,000;

(vii)      any Company Contract containing covenants of the Company or any employee not to compete in any line of business, in any geographic area or with any Person or covenants of any other Person not to compete with the Company or in any line of business of the Company;

(viii)    any Company Contract granting or restricting the right of the Company to use any Proprietary Assets, other than shrink-wrapped or open source commercially available software;

(ix)      any Company Contract with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

(x)       any Company Contract with any holder of securities of the Company as such (including, without limitation, any Company Contract containing an obligation to register any of such securities under any federal or state securities laws);

(xi)      any Company Contract obligating the Company to deliver services or product enhancements or containing a “most favored nation” pricing clause;

(xii)     any Company Contract relating to the acquisition by the Company of any operating business or the capital stock of any other person;

(xiii)    any Company Contract requiring the payment to any Person of a brokerage or sales commission or a finder’s or referral fee (other than arrangements to pay commission or fees to employees in the Ordinary Course of Business);

(xiv)    any Company Contract or note relating to or evidencing outstanding indebtedness for borrowed money;

(xv)     any lease, sublease or other Company Contract under which the Company is lessor or lessee of any real property or equipment or other tangible property with respect to obligations in excess of $10,000; and

(xvi)    any other material Company Contract whether or not made in the Ordinary Course of Business.

Each Company Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its material terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. Neither the Company nor, to the Company’s knowledge, any other party to a Company Contract is in default under any Company Contract. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that likely would (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract except for the passage of time. The Company has not waived any of its rights under any Company Contract, except in the Ordinary Course of Business.

(b)        The Company is not a guarantor of and has not otherwise agreed to cause, insure or become liable for, and has not pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person except in the Ordinary Course of Business; and (ii) the Company has never been a party to or bound by any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract.

(c)        To the knowledge of the Company, the performance of the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.

(d)        No party to any Company Contract has notified the Company or made a claim to the effect that the Company has failed to perform a material obligation thereunder. In addition, to the knowledge of the Company, there is no plan, intention or indication of any contracting party to any Company Contract to cause the termination, cancellation or modification of such Contract or to reduce or otherwise change its activity thereunder so as to adversely affect the benefits derived or expected to be derived therefrom by the Company.

Section 3.13      Compliance With Legal Requirements.

(a)        Except as would not have a Material Adverse Effect, the Company is in compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.

(b)        To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, except such failures as would not have a Material Adverse Effect on the Company.

(c)        The Company has not received any notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

Section 3.14       Governmental Authorizations.  The Company has all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body required for the conduct of the business of the Company, except where not having such license, permit, franchise, order or approval would not result in a Material Adverse Effect on the Company; and all are in full force and effect; and no proceeding is pending or, to the knowledge of the Company, threatened to revoke or limit any of the foregoing.

Section 3.15       Tax Matters.

(a)         Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

(b)    All Tax Returns required to be filed by or on behalf of the Company (“Company Returns”) have been or will be filed when due. All amounts shown on the Company Returns to be due on or before the date hereof, and all amounts otherwise payable in connection with the Company Returns on or before the date hereof, have been paid. The Company has made available to the Buyer true copies of Company Returns filed by the Company.

(c)    The Company’s liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements. The Company has established in the Ordinary Course of Business reserves for the payment of all Taxes for the period from the date of the Financial Statements through the date hereof and has disclosed the dollar amount of such reserves to the Buyer.

(d)    Section 3.15(d) of the Company Disclosure Schedule accurately identifies each examination or audit of any Company Return that has been conducted by any Governmental Body. The Company has delivered to the Buyer accurate and complete copies of all audit reports and similar documents relating to Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person) that are still in effect, and no such extension or waiver has been requested from the Company.

(e)    No claim or other Proceeding is pending or to the Company’s knowledge has been threatened against or with respect to Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Governmental Body to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

(f)    There is no agreement, plan, arrangement or other Contract (other than this Agreement) covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code.

(g)    The Company is not liable for Taxes incurred by any individual, trust, corporation, partnership or other entity other than Company, either as a transferee or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state or local law or regulation. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(h)    The Company is not a party to any joint venture, partnership or other arrangement or contract, which could be treated as a partnership for United States federal income tax purposes.

(i)    The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)        The Company has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement.

Section 3.16      Employee and Labor Matters.

(a)        Section 3.16(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status) (i) the name of such employee and the date as of which such employee was originally hired by the Company; (ii) such employee’s title; and (iii) such employee’s annualized compensation as of the date of this Agreement.

(b)        Section 3.16(b) of the Company Disclosure Schedule contains a list of individuals who are currently performing services for the Company and are classified as “consultants” or “independent contractors,” and the respective compensation of each such “consultant” or “independent contractor.”

(c)        There is no former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company.

(d)        The Company is not a party to or bound by any union contract, collective bargaining agreement or similar Contract.

(e)        The Company has never been a party to or bound by any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

(f)        The employment of each of the Company’s employees is terminable by the Company at will. The Company has delivered to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, employment agreements and other materials relating to the employment of the current employees of the Company.

(g)        To the knowledge of the Company (i) no employee of the Company intends to terminate his or her employment with the Company and the Company does not have a present intention to terminate the employment of any employee; (ii) to the Company’s knowledge, no employee of the Company has received since September 30, 2002, nor is currently considering, an offer to join a business that likely would be competitive with the Company’s business (except for Buyer); and (iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that likely would have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company, or (B) the Company’s business or operations.

(h)        To the Company’s knowledge, no employee who is a party to any proprietary information, confidentiality, noncompetition, employment or similar agreement with any third party is in breach of such agreement that likely would have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company, or (B) the Company’s business or operations.

(i)         The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature.

(j)    Each employee of the Company is in compliance with all applicable visa and work permit requirements. No visa or work permit held by an employee of the Company will expire during the six month period beginning at the date of this Agreement.

Section 3.17     Benefit Plans; ERISA.

(a)    Section 3.17 of the Company Disclosure Schedule lists (i) all Employee Benefit Plans, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or any ERISA Affiliate, and (iii) all other material employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices which the Company or any ERISA Affiliate maintains, contributes to or has any obligation to or liability for (collectively, the “Plans”).

(b)    None of the Plans is a Defined Benefit Plan, and neither the Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.

(c)    None of the Plans is a Multiemployer Plan, and neither the Company nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.

(d)    The Company does not maintain or contribute to any welfare benefit plan that provides health benefits to an employee after the employee’s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA or similar applicable state law.

(e)    Each Plan that is an Employee Benefit Plan complies in all material respects by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.

(f)    Except as would not result in a Material Adverse Effect, all reports, forms and other documents required to be filed with any Governmental Body or furnished to employees with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate.

(g)    None of the Plans is intended to qualify under Section 401(a) of the Code.

(h)    All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for coverage months ending on or before the Closing.

(i)    With respect to each Plan:

(i)    no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, or, to the knowledge of the Company, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan which would have a Material Adverse Effect on the Company;

(ii)    neither the Company nor any fiduciary has any knowledge of any facts which could give rise to any such action or claim; and

(iii)    there are no audits, inquiries, investigations, or proceedings pending or, to the knowledge of the Company or any ERISA Affiliate, threatened by any Governmental Body with respect to any Plan.

(j)    All of the Plans listed in the Company Disclosure Schedule, to the extent applicable, are in compliance in all material respects with the continuation of group health coverage provisions contained in Sections 1366.20 through 1366.28 of the California Health and Safety Code.

(k)    True, correct and complete copies of all documents creating or evidencing any Plan listed in the Company Disclosure Schedule including (without limitation) (i) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) all IRS determination, opinion, notification and advisory letters, and all applications and material correspondence to or from the IRS or the DOL with respect to any such application or letter; (iii) all communications to any Employee or Employees relating to any Plan and any proposed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (iv) all material correspondence to or from any Governmental Body relating to any Plan; (v) all COBRA forms and related notices (or such forms and notices as required under comparable law); (vi) nondiscrimination test reports for each applicable Plan; (vii) all prospectuses prepared in connection with each Plan; and (viii) all reports, forms and other documents required to be filed with any Governmental Body (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA) have been made available to the Buyer. There are no negotiations, demands or proposals, which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements listed in the Company Disclosure Schedule.

(l)    All expenses and liabilities relating to all of the Plans described in the Company Disclosure Schedule have been, and will on the Closing be fully and properly accrued on the Company’s books and records and disclosed in accordance with GAAP and in Plan financial statements.

Section 3.18     Environmental Matters.    To the knowledge of the Company, it is and has been at all times in compliance in all material respects with applicable Environmental Laws. The Company has not received any notice or other communication (in writing or otherwise) that alleges that the Company is not in compliance with any Environmental Law. The Company has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the premises occupied or controlled by the Company on or at any time prior to the date hereof other than common household and office products in de minimis quantities. There are not and have not been any releases or threatened releases by the Company of any Hazardous Materials in any quantity (other than common household and office products in de minimis quantities) at, on, or from any premises occupied or controlled by the Company, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law.

Section 3.19     Sale of Products; Performance of Services.    The Company has not made any express warranties or guarantees relating to its products or services that are in effect as of the date hereof.

No customer or other Person has ever asserted or threatened to assert any material claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product sold by the Company or any services performed by the Company. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

Section 3.20     Insurance.

(a)    Section 3.20 of the Company Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or, to the Company’s knowledge, indirect benefit of, the Company, the name of the insurance carrier and the policy number of such policy. The Company has delivered to the Buyer accurate and complete copies of all of the insurance policies identified in Section 3.20 of the Company Disclosure Schedule (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof.

(b)    Each of the policies identified in Section 3.20 of the Company Disclosure Schedule is valid, enforceable and in full force and effect.

(c)    There have not been any claims brought under or based upon any of the policies identified in Section 3.20 of the Company Disclosure Schedule, and to the Company’s knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

Section 3.21     Related Party Transactions.

(a)    To the Company’s knowledge, no Related Party has, and no Related Party has at any time since inception had, any direct or, except as a stockholder or employee of the Company, indirect interest of any nature in any asset used in or otherwise relating to the business of the Company;

(b)    No Related Party is, or has been, indebted to the Company;

(c)    To the Company’s knowledge, no Related Party has entered into, or has had any direct or, except as a stockholder or employee of the Company, indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Company and no such Contract, transaction or business dealing of any nature is necessary to operate the business of the Company as it is currently conducted;

(d)    To the Company’s knowledge, no Related Party is competing, or has at any time competed, directly or indirectly, with the Company in any market served by the Company;

(e)    To the Company’s knowledge, no Related Party has any claim or right against the Company; and

(f)    To the Company’s knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company.

Section 3.22     Proceedings; Orders.

(a)    There is no pending Proceeding, and to the knowledge of the Company, no Person has threatened to commence any Proceeding (i) that involves the Company or that otherwise relates to or likely would affect the Company’s business or any of the assets owned or used by the Company (whether or not the Company is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. To the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

(b)    No Proceeding has ever been commenced by, or, to the knowledge of the Company, against the Company, and no Proceeding otherwise involving or relating to the Company has been pending or, to the Company’s knowledge, threatened at any time.

(c)    The Company has delivered to the Buyer accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Section 3.22 (a) or (b) of the Company Disclosure Schedule.

(d)    There is no Order to which the Company, or any of the assets owned or used by the Company, is subject.

(e)    To the knowledge of the Company, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

(f)    There is no Order applicable to the Company, or to the knowledge of the Company, proposed Order (other than any proposed Order that would be applicable generally to the e-business infrastructure software industry) that, if issued or otherwise put into effect, (i) likely would have a material adverse effect on the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the other Transactional Agreements or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

Section 3.23     Non-Contravention; Consents.    Except for dissenters rights under Delaware law, neither the execution and delivery of this Agreement, nor the consummation or performance of any of the Transactions, will (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors, if any;

(b)    to the knowledge of the Company, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c)    cause the Company to become subject to, or to become liable for the payment of, any Tax;

(d)    cause any of the assets owned or used by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(e)    to the knowledge of the Company, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(f)    to the knowledge of the Company, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of the Company Contracts;

(g)    to the knowledge of the Company, give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract;

(h)    to the knowledge of the Company, give any Person the right to any payment by the Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Transactions; or

(i)    to the knowledge of the Company, result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

Except as set forth in Section 3.23 of the Company Disclosure Schedule, the Company will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions, except where the failure to make such filing, give such notice, or obtain such Consent would not have a material adverse effect on the Company’s business, condition, assets, liabilities, operations, financial performance or results of operations, taken as a whole. As of the Closing Date, all such filings, notices and Consents will have been duly made, given or obtained and are in full force and effect, other than those which by their nature are required to be made, given or obtained after the execution of this Agreement, all of which shall be made, given or obtained within the time required therefor.

Section 3.24     Brokers.    Neither the Company nor any Stockholder has agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

Section 3.25     Powers of Attorney.    The Company has not given a power of attorney to any Person.

Section 3.26     Voting Arrangements.    There are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings relating to the voting of any shares of the Company Common Stock, except as contemplated by this Agreement and the Stockholders Agreement.

Section 3.27     Change in Control Payments.    The Company does not have any plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments

(whether in cash or property or the vesting of property) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company.

SECTION IV

REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDERS

Except as specifically set forth in the disclosure schedule delivered by the Stockholders to the Buyer at or prior to the execution of this Agreement (the “Stockholders Disclosure Schedule”), the parts of which are numbered to correspond to the Section numbers of this Agreement, each of the Stockholders hereby severally represents and warrants to Buyer, as to himself or herself only, as of the date hereof and as of the Closing Date, as follows:

Section 4.01     Title to Shares.  Each Stockholder owns the Shares set forth opposite his/her name in column B of Schedule 1 hereto (which in the aggregate represent all of the issued and outstanding shares of Company Common Stock) free and clear of any Encumbrance (other than restrictions imposed by applicable securities laws or the Stockholders Agreement), and has the authority to dispose of such Shares pursuant to this Agreement.

Section 4.02     Stockholder Power and Authority.  Each Stockholder has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Transactional Agreements to which such Stockholder is a party. This Agreement has been duly executed and delivered by each Stockholder, and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity. Each of the Transactional Agreements to which such Stockholder is a party, when executed and delivered in accordance with the terms hereof, will constitute a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement thereof may be limited by liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 4.03     Effect of Agreement on the Stockholders.  Neither the execution and delivery of this Agreement nor the Transactional Agreements to which such Stockholder is a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in the acceleration, breach or termination of, or the creation in any party of the right to accelerate, terminate, modify, cancel or require any notice under, any contract, lease, license, instrument or other arrangement, or other obligation or liability to which such Stockholder is a party or is bound or to which the Stockholder’s assets are subject, (ii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction or decree applicable to the Stockholder by which any of his or her respective properties or assets is bound or affected, (iii) or result in the creation of any Encumbrance upon the Shares or any assets, tangible or intangible, of such Stockholder.

Section 4.04     Litigation.  There are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of each Stockholder, threatened against such Stockholder, at law, in equity or before any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, involving the transactions contemplated hereby.

Section 4.05     Stockholder Agreements.   There are no agreements, written or oral, between the Company and any Stockholder or between the Stockholders, relating to the acquisition (including without limitation rights of first refusal or pre-emptive rights), disposition, registration under the Securities Act, as amended, or voting of the Company Stock.

SECTION V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants, as of the date hereof, to the Company and the Stockholders as follows:

Section 5.01     Corporate Existence and Power.   The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into and perform its obligations under the Transactional Agreements to which it is a party.

Section 5.02     Corporate Authorization and Authority.   The execution, delivery and performance of each of the Transactional Agreements to which the Buyer is a party have been duly authorized by all necessary action on the part of the Buyer. Each of the Transactional Agreements to which it is a party constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions, subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally; and (ii) general principles of equity.

Section 5.03     Non-Contravention; Consents.   Neither the execution and delivery of this Agreement or the Transactional Agreements to which the Buyer is a party, nor the consummation or performance of any of the Transactions, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of (i) any of the provisions of the Buyer’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the Buyer’s board of directors or any committee of the Buyer’s board of directors, or the Buyer’s stockholders. With the exception of any necessary filings pursuant to federal and state securities laws or the rules of other Governmental Bodies, Buyer will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

Section 5.04     Brokers.   The Buyer has not agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

Section 5.05     Purchase Entirely for Own Account.   The Shares to be purchased by the Buyer will be acquired for investment for the Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. The Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

Section 5.06     Reliance Upon the Buyer’s Representations.   The Buyer understands that the Shares are not and will not be registered under the Securities Act on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act, and that the Stockholders’ reliance on any such exemption is predicated on the Buyer’s representations set forth herein.

Section 5.07     Receipt of Information.   The Buyer has received all the information the Buyer considers necessary or appropriate for deciding whether to purchase the Shares. The Buyer represents that it has had an opportunity to ask questions and receive answers from the Company and each Stockholder regarding the sale of the Shares and the business, properties, prospects, and financial condition of the Company and to obtain additional information (to the extent the Company or each Stockholder possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Buyer or to which the Buyer has had access. The foregoing, however, does not limit or modify in any way the representations and warranties of the Company and of the Stockholders contained in this Agreement, or any of the rights of the Buyer provided for under this Agreement or any other rights it may have under applicable law.

Section 5.08     Investment Experience.   The Buyer represents that it is experienced in evaluating and investing in private placement transactions or securities of companies in a similar stage of development and acknowledges that it can bear the economic risk of such investment for an indefinite period of time, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Shares. The Buyer also represents that it has not been organized for the purpose of acquiring the Shares.

Section 5.09     Accredited Investor.   The Buyer is an “Accredited Investor,” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

Section 5.10     Restricted Securities.   The Buyer understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely. In particular, the Buyer is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company. The Buyer understands that such information is not now available and the Company has no present plans to make such information available.

SECTION VI

INDEMNIFICATION

Section 6.01     Damage Threshold.   From and after the Closing and subject to the limitations contained in Sections 6.02, each of the Stockholders (the “Indemnifying Parties”) shall, severally, but each subject to a maximum limitation of $100,000 (the “Indemnity Fund”), indemnify and hold the Buyer harmless against any loss, expense, liability or other damage, including reasonable attorneys’ fees, to the extent of the amount of such loss, expense, liability or other damage (collectively, “Damages”) that the Buyer has actually incurred by reason of the breach by the Stockholders or the Company of any representation, warranty, covenant or agreement of the Stockholders or the Company contained in this Agreement or in any document or certificate delivered by the Stockholders or the Company pursuant hereto; provided, however, that with regard to attorneys fees incurred as a result of an alleged breach by the Company, Buyer shall not be entitled to indemnification for such fees if there is a final judgment by a court that a breach did not occur. In addition to the amount in the Indemnity Fund, each Indemnifying Party shall (i) fully indemnify the Buyer for (x) any Damages (in excess of the amount of the Indemnity Fund) relating to such Indemnifying Party’s willful misconduct or fraud in connection with the representations and warranties set forth herein or in any document delivered by such Indemnifying Party to the Buyer, and the transactions contemplated under this Agreement without limitation, and (y) any Damages (in excess of the amount of the Indemnity Fund) relating to such Indemnifying Party’s breach with respect to representations and warranties made in Sections 3.04 (Capitalization; Ownership of Stock), 4.01 (Title to Shares), 4.02 (Stockholder Power and Authority) and 4.03 (Effect of Agreement on the Stockholders), and (ii) indemnify the Buyer up to a maximum limitation of $900,000 for any Damages relating to such Indemnifying Party’s breach with respect to representations and warranties made in Section 3.15 (Tax Matters), provided, however, that, with respect to such indemnification in excess of the amount of the Indemnity Fund, in no event shall any Indemnifying Party be liable for such willful misconduct, fraud or breach of another Indemnifying Party. The rights to indemnification set forth in this Section VI shall be the Buyer’s sole and exclusive remedy for any such breaches by the Stockholders or the Company. In furtherance of the foregoing, the Buyer hereby waives to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud or willful misconduct) it may have in connection with this Agreement against the Company or the Stockholders arising under or based upon any Legal Requirement or otherwise (except pursuant to the indemnification provisions of the Stockholders set forth in this Section VI).

Section 6.02     Limitations on Indemnification.

(a)     Notwithstanding the rights to indemnification under this Section VI, no indemnification shall be payable pursuant to this Section VI unless and until the amount of all Damages incurred by the Buyer exceeds $50,000 in the aggregate, whereupon indemnification pursuant to this Section VI shall be payable for all losses, including the first $50,000, in accordance with the terms hereof.

(b)     Except in connection with the Buyer’s rights to indemnification provided in Sections 6.01(i) and 6.01(ii) above, in the event the Stockholders shall be required to indemnify the Buyer pursuant to Section 6.01 hereof for Damages incurred by reason of the breach of any representation or warranty contained in Section 3 of this Agreement or any covenant or agreement of the Company contained in this Agreement, each Stockholder shall only be liable for, and shall only be required to indemnify the Buyer for, one-third ( 1/3) of the aggregate amount of such Damages.

Section 6.03     Indemnity Procedures.

(a)           In the event that at any time or from time to time after the Closing Date Buyer shall sustain a loss of any nature whatsoever against which Buyer is indemnified under this Agreement, the Buyer shall promptly notify the Indemnifying Parties in writing of any such loss so sustained (the “Claims Notice”). The Indemnifying Parties agree to an immediate offset against any amounts to be received by them as Retention Bonuses under Section 2.03, in the amount of such loss so sustained by the Buyer, subject to the Indemnifying Parties’ right to contest any such offset, which contest shall be initiated within thirty (30) days following receipt by the Indemnifying Party of the Claims Notice. If an Indemnifying Party contests such offset, the Buyer and such Indemnifying Party shall attempt in good faith to resolve their dispute within thirty (30) days following the initiation of such contest.

(b)           The Buyer shall promptly notify the Indemnifying Parties of the existence of any claim, demand, or other matter involving liabilities to third parties to which the Indemnifying Parties’ indemnification obligations would apply and shall give the Indemnifying Parties a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Buyer at their own expense and with counsel of their own selection (who shall be approved by Buyer, which approval shall not be unreasonably withheld); provided that the Buyer shall at all times also have the right to fully participate in the defense at its own expense. If the Indemnifying Parties shall, within a reasonable time after said notice, fail to defend, the Buyer shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense of the Indemnifying Parties. Except as provided in the preceding sentence, the Buyer shall not compromise or settle the claim or other matter without the prior written consent of the Indemnifying Parties. If the claim is one that cannot by its nature be defended solely by the Indemnifying Parties, the Buyer shall make available all information and assistance that the Indemnifying Parties may reasonably request; provided that any associated expenses shall be paid by the Indemnifying Parties.

(c)     If the Indemnifying Parties contest or challenge any claim or action asserted against the Buyer referred to in this Section, they shall do so at their own cost and expense, holding the Buyer harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such contest; shall diligently defend against any such claim; and shall hold Buyer’s business and assets free and harmless from any attachment, execution, judgment, lien or other legal process.

(d)     The obligations of the Indemnifying Parties under Section 6.01 shall expire, unless a Claims Notice is given or litigation is commenced, on or prior to the First Anniversary, except that the obligations of the Indemnifying Parties with respect to: (i) claims of fraud shall survive indefinitely; (ii) representations and warranties made in Section 3.11 (Proprietary Assets) shall survive, pursuant to Section 7.01, until the Second Anniversary of the Closing; and (ii) representations and warranties made in Sections 3.04, 3.15, 4.01, 4.02 and 4.03 shall survive, pursuant to Section 7.01, for the maximum period under the applicable statute of limitations or any tolling thereof.

(e)     The Buyer and the Stockholders acknowledge and agree that (i) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Buyer, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby and (ii) notwithstanding anything to the contrary contained in this Agreement, no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity. The Buyer shall take all reasonable steps to mitigate its Damages upon and after becoming aware of any event which could reasonably be expected to give rise to any Damages.

SECTION VII

MISCELLANEOUS

Section 7.01     Survival of Representations and Covenants.   All representations, warranties, covenants and agreements of the Company and the Stockholders contained in this Agreement, except for covenants and agreements which by their terms must be performed after the Closing, shall survive the Closing and any investigation at any time made by or on behalf of Buyer until the First Anniversary, except for fraud, which shall survive indefinitely; and provided, however, that the representations and warranties made in (i) Section 3.11 shall survive until the Second Anniversary; and (ii) Sections 3.04, 3.15, 4.01, 4.02 and 4.03 shall survive for the maximum period under the applicable statute of limitations or any tolling thereof. All representations, warranties, covenants and agreements of Buyer contained in this Agreement, except for covenants and agreements which by their terms must be performed after the Closing, shall survive until the Closing.

Section 7.02     Transfer Taxes.   Each Stockholder shall be individually responsible for his, her or its respective sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the Transactions, including but not limited to any interest or penalties in respect thereof.

Section 7.03     Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, by overnight courier, or when telecopied (with a confirmatory copy sent by courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company:

XQRL, Inc.
131 Kellogg Avenue
Palo Alto, CA 94301
Telefax:

with a copy to:

Shearman & Sterling
555 California Street, Suite 2000
San Francisco, CA 94104
Attention: Steven Sherman, Esq.
Telefax: (415) 616-1199

if to Buyer:

BEA Systems, Inc.
2315 North First Street
San Jose, CA 95131
Attention: General Counsel
Telefax: (408) 570-8923

with a copy to:

Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
Attention: William D. Sherman, Esq.
Telefax: (650) 494-0792

if to the Stockholders:

at each of their addresses set forth in Schedule 1.

Section 7.04     Time of the Essence.    Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.

Section 7.05     Headings.    The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 7.06     Counterparts.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

Section 7.07     Governing Law; Venue.    This Agreement shall be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code (or any similar successor provision)) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Any dispute arising out of or relating to this Agreement shall be heard and determined in any California state or federal court sitting in the County of Santa Clara, and the parties hereby irrevocably submit to the exclusive jurisdiction of the such courts in any such action or proceeding and irrevocably waive any defense or an inconvenient forum to maintenance of any such action or proceeding, provided, however, that any contest or challenge brought by an Indemnifying Party against the Buyer with respect to a Claims Notice that cannot be resolved between such parties within a period of 30 days shall be submitted for binding arbitration by the American Arbitration Association (“AAA”), held in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”). Such arbitration shall be held in the County of Santa Clara, California by one or more arbitrators appointed in accordance with the Rules. The arbitration of such issues, including the final determination on the merits, shall be final and binding upon the parties, except that the arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

Section 7.08     Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.09     Amendments.    This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Buyer, each Stockholder and the Company.

Section 7.10     Severability.    In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

Section 7.11     Parties in Interest.    Except for the provisions of Section 6 hereof applicable to the Stockholders, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

Section 7.12     Expenses.    The Buyer, on the one hand, and the Company and the Stockholders, on the other hand, shall be responsible for their own fees and expenses, including attorneys’ fees and expenses, incurred by them in connection with the negotiation, execution, delivery and performance of this Agreement and the Transactional Agreements. Such fees and expenses incurred prior to or directly in connection with the Closing shall be paid at or prior to the Closing by each respective party.

Section 7.13     Waiver of Jury Trial.    THE PARTIES HERETO WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 7.14     Specific Performance.

Notwithstanding any provision in Section 6.01 to the contrary, the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity, without the necessity of demonstrating the inadequacy of money damages.

Section 7.15     Entire Agreement.    The Transactional Agreements (including Schedules and Exhibits thereto) set forth the entire     understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

Section 7.16     Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed or, if a corporation, have caused this Agreement to be duly executed by their respective authorized officers, as of the day and year first above written.

BEA SYSTEMS, INC.

By:	/s/ Dave Logan
Name:	Dave Logan
Title:	Executive Vice President
Business Planning and Corporate Development

XQRL, INC.

By:	/s/ Fabio Riccardi
Name	Fabio Riccardi
Title:	President

STOCKHOLDERS:

/s/ Fabio Riccardi
Fabio Riccardi

/s/ Daniela Florescu
Daniela Florescu

/s/ Donald Kossmann Donald Kossmann

And by:

Internet TV Transaction A.G.,
in its capacity as holder of Donald Kossmann’s
equity interest in the
Company

By:	/s/ Donald Kossmann
Name:	Donald Kossmann
Title:	Vorstand Technik

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules and exhibits to this Stock Purchase Agreement have been omitted. Such schedules will be submitted to the Securities and Exchange Commission upon request.

Schedules	Name
Schedule 1	The Stockholders
Exhibit A	Employment Agreements
Exhibit B	Consulting Agreement
Exhibit C	Secretary’s Certificate
Exhibit D	Financial Statements
Exhibit E	Proprietary Information and Inventions Agreement